                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                      OLYMPIC CASCADE FINANCIAL CORPORATION
             (Exact name of Registrant as specified in its charter)

         DELAWARE                                   36-4128138
         (State or other jurisdiction of            (I.R.S. Employer
         incorporation or organization)             identification Number)

            875 NORTH MICHIGAN AVENUE, SUITE 1560, CHICAGO, IL 60611,
                    (312) 751-8833 (Address, including zip
                          code, and telephone number,
        including area code, of Registrant's principal executive offices)

      STEVEN A. ROTHSTEIN, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
       ROBERT H. DASKAL, CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY
     875 NORTH MICHIGAN AVENUE, SUITE 1560, CHICAGO, IL 60611, (312) 751-8833
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                  Please send copies of all communications to:
        ALAN I. ANNEX, ESQ., CAMHY KARLINSKY & STEIN LLP, 1740 BROADWAY,
            SIXTEENTH FLOOR, NEW YORK, NEW YORK 10019, (212) 977-6600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS OF                             PROPOSED MAXIMUM       PROPOSED MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE        OFFERING PRICE PER      AGGREGATE OFFERING          AMOUNT OF
       REGISTERED              REGISTERED              SHARE (1)               PRICE(1)           REGISTRATION FEE
       ----------              ----------              ---------               --------           ----------------
Common stock, $0.02               70,000
      par value(2)                                       $4.09                $1,648,732               $458.35
Common stock, $0.02              333,113
      par value(3)               -------
         Total                   403,113
                                 -------
                                 -------
------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Registrant's Common Stock as reported on the NASDAQ SmallCap Market on March 10, 1999

(2) The shares of common stock being registered hereunder are being registered for resale by the selling stockholders named in the prospectus (the "Selling Stockholders").

(3) To be issued upon exercise of warrants to acquire up to 333,113 shares of common stock. Includes an indeterminate number of additional shares of common stock as may from time to time become issuable upon the exercise of the warrants by reason of stock splits, stock dividends and similar transactions pursuant to Rule 416 of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                   SUBJECT TO COMPLETION, DATED MARCH 11, 1999
                                   Prospectus
                     OLYMPIC CASCADE FINANCIAL CORPORATION.
                           403,113 SHARES COMMON STOCK

This prospectus relates to the offer and sale by certain stockholders of up to 403,113 shares of our common stock. We will not receive any of the proceeds from the sale of the registered shares by the selling stockholders. We will receive proceeds from the exercise of warrants.

Our common stock is listed on The Nasdaq SmallCap Market under the symbol "NATS" and The Chicago Stock Exchange under the symbol "OLY". On March 10, 1999 the closing price of our common stock on The Nasdaq SmallCap Market was $ 4.09 per share.

The selling stockholders may offer these shares through public or private transactions, in or off the over-the-counter market in the United States at prevailing market prices, or at privately negotiated prices. For details of how the selling stockholders may offer their shares, please see the section of this prospectus entitled "Plan of Distribution" on page 11.

Consider carefully the risk factors beginning on page five of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 1999.

                                TABLE OF CONTENTS


The Company........................................4       Selling Stockholders.....................9

Where You Can Find More Information ...............4       Plan of Distribution.....................10

Incorporation of Certain Documents By
Reference..........................................5       Legal Matters............................11

Risk Factors.......................................5       Experts..................................11

Use of Proceeds....................................9


                                   THE COMPANY

Olympic Cascade Financial Corporation is a financial services organization, which operates through its two subsidiaries, National Securities Corporation, and WestAmerica Investment Group. We are committed to establishing a significant presence in the financial services industry by providing financing options for emerging, small and middle capitalization companies through research, financial advisory services and sales and investment banking services for both public offerings and private placements, and also providing retail brokerage and trade clearance operations.

In June 1997, we acquired all of the outstanding stock of WestAmerica, a Scottsdale, Arizona based broker-dealer specializing in retail brokerage services. WestAmerica was acquired for $443,000 in cash and an agreement that provided for the payment of bonus compensation to certain brokers.

During fiscal year 1998, we redirected our focus on retail operations by divesting our ownership in two of our subsidiaries, L.H. Friend, Weinress, Franksen & Presson, Inc. and Travis Capital, Inc. We had acquired each company in fiscal year 1997.

National conducts a national securities brokerage business through its main office in Seattle, Washington and in 38 other offices located in 18 states. Its business includes securities brokerage for individual and institutional clients, market-making trading activities, asset management and corporate finance services. National concentrates upon retail brokerage with an emphasis on personalized service. National's operations, and its largest sales office, is located in Seattle, Washington. The majority of National's transactions with the public involve solicited trades and approximately 70% of these involve sales of securities to customers.

WestAmerica, based in Scottsdale, Arizona is a registered securities broker-dealer providing primarily retail brokerage operations. The majority of WestAmerica's transactions with the public involve solicited trades.

Our business plan is to achieve growth of our retail brokerage business through the acquisition and roll-up of complementary businesses. We believe that consolidation within the industry is inevitable. Concerns attributable to the strength of the market and increased competition help explain the increasing number of acquisition opportunities continuously introduced to us. We are focused on maximizing the profitability of our existing operations, while we continue to seek additional selective strategic acquisitions.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports, proxy statements and other information with the SEC. You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of this web site is http:\\www.sec.gov.

This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and our common stock. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement. You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

-       Annual Report on Form 10-K for the fiscal year ended September 25, 1998;

- Quarterly Reports on Form 10-Q for the quarters ended December 31, June 26 and March 27, 1998;

-       Definitive Proxy Statement dated February 18, 1999;

- Registration Statement on Form S-8 dated February 17, 1999 (Registration No. 333-72477);

- A description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on July 31, 1998.

All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment which indicates that all securities offered under this prospectus have been sold or which deregisters all securities remaining unsold, shall be deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a copy of these filings, at no cost, by writing to us at the following address: 875 North Michigan Avenue, Suite 1560, Chicago, Illinois 60611, Attention: Robert H. Daskal. The selling shareholders will not make an offer of these shares in any state that does not permit the offer. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date of those documents.

                                  RISK FACTORS

FORWARD LOOKING STATEMENTS

Except for historical information contained herein, the matters discussed in this prospectus contains or incorporates certain forward-looking information. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipates" are considered to contain uncertainty and are forward-looking statements. Forward looking statements involve risks and uncertainties that could cause results to differ materially, including changing market conditions and other risks detailed in this prospectus and other documents filed by us with the Securities and Exchange Commission from time to time. You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement. These securities are speculative and involve a high degree of risk. You should only purchase these securities if you can afford to lose your entire investment. You should carefully consider the following risks prior to purchasing our common stock.

SECURITY INDUSTRY RISKS

The securities industry is subject to a variety of risks, including declines in price level and volume of transactions, losses resulting from the trading or underwriting of securities, volatility of the markets and the failure of third parties to meet commitments. The securities industry is also affected by economic, political and market conditions both domestic and internationally. Other items affecting the securities industry, include increased consolidation, increased use of technology, increased use of discount and online electronic brokerage services and increased regulation. These items could result in our facing increased competition from larger broker-dealers, a need for increased investment in technology, or potential loss of customers or reduction in commission income. There can be no assurance that these trends or future changes will not have a material adverse effect on our business, financial condition, results of operations or cash flows.

RISK OF REDUCED REVENUES DUE TO MARKET FLUCTUATIONS

Our revenue and profitability may be adversely affected by declines in the volume of securities transactions and in market liquidity, which generally result in lower revenues from commissions. Lower securities price levels may also result in a reduced volume of transactions, as well as losses from declines in the market value of securities held for trading purposes. During periods of declining volume and revenue, our profitability would be adversely affected. Declines in market values of securities and the failure of issuers and third parties to perform their obligations can result in illiquid markets in which we may incur losses in our principal trading and market-making activities.

RISK OF COMPETITION

We compete directly with national and regional full-service broker-dealers and a broad range of other financial service firms, including banks and insurance companies. Competition has increased as smaller securities firms have either ceased doing business or have been acquired by or merged into other firms. Such mergers and acquisitions have increased competition from these firms, many of which have significantly greater capital and resources than us. Many of these firms offer their customers more products and research than currently offered by us. We also face competition from companies offering discount and/or electronic brokerage services, including brokerage services provided over the Internet, which we are currently not offering. These services represent a rapidly expanding segment of the securities industry. These competitors may have lower costs or provide more services, and may offer their customers more favorable commissions, fees or other terms than those offered by us. Commissions charged to customers of discount and electronic brokerage services have steadily decreased over the past several years, and we expect such decreases to continue. To the extent that issuers and purchasers of securities transact business without the assistance of financial intermediaries such as us, our operating results could be adversely affected. We use direct solicitation of potential customers as a means of increasing business and furnish investment research publications in an effort to attract existing and potential clients. Many of our competitors also engage in advertising programs, which we do not use to any significant degree. We believe that our ability to compete for retail customers depends largely upon the skill, reputation and experience of our retail brokers. However, there can be no assurance that these factors will continue to enable us to remain competitive.

DEPENDENCE ON, AND ABILITY TO RETAIN AND RECRUIT, KEY PERSONNEL

Our business depends on the highly skilled, and often highly specialized, independent contractors and employees. Retention sales, trading, management, investment banking and administrative professionals are particularly important to us. At National, the investment executives are primarily independent contractors, whereby they pay their overhead expenses in exchange for a higher payout percentage. Typically, National's investment executives receive a net payout percentage of approximately 70%. We feel that this compensation package along with the flexibility of being independent is very competitive within the industry. However, there can be no assurance that this compensation offered by us will continue to be effective in recruiting and retaining personnel.

RISKS ASSOCIATED WITH GROWTH AND EXPANSION

We plan to expand through internal growth and, when the opportunity arises, may expand through acquisitions of related businesses. Additionally, we are examining the possibility of providing brokerage services over the Internet. Any such expansion could require significant capital resources and divert management's attention from our existing businesses. There can be no assurance that we will be able to attract the personnel or expertise necessary for any such expansion, or that any such expansion will be successful. The failure of any such expansion could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We have experienced increased growth of our current operations over the past three years. Continued growth will require the addition of retail brokers. There can be no assurance that management will be able to manage our growth effectively, and any such failure could have an adverse effect on our business, financial condition, results of operations or cash flows.

RISKS ASSOCIATED WITH SYSTEMS

Our business is highly dependent on communications and information systems, primarily systems provided by nationally recognized third-party vendors. Any failure or interruption of our systems or systems provided by third-party vendors could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

National is in the process of implementing a new trade processing system, which is scheduled to be fully operational by the third quarter of our 1999 fiscal year. We anticipate that the implementation of this system will improve operations including execution of orders, trade processing and trade reporting. However, there can be no assurance that the new system will perform as expected and any difficulty or significant delay in the implementation or operation of the new system, or time spent training personnel, could adversely affect us.

RISKS ASSOCIATED WITH MARKET MAKING ACTIVITIES

National acts as a market-maker in odd-lot positions. In such transactions, we act as a principal, undertaking the risk of a change in the price of such securities or being unable to resell such securities or cover short positions. These risks are heightened by the illiquidity of many of the securities that we trade and or make a market. Any losses from our proprietary trading activities, including as a result of unauthorized trading by our employees, could have a material adverse effect on our business, financial condition, results of operations or cash flows.

LITIGATION AND POTENTIAL SECURITIES LAW LIABILITY

Many aspects of our business involve substantial risks of liability. There has been an increase in litigation and arbitration within the securities industry in recent years, including class action suits seeking substantial damages. Broker-dealers are subject to claims by dissatisfied customers, including claims alleging they were damaged by improper sales practices such as unauthorized trading, churning, sale of unsuitable securities, use of false or misleading statements in the sale of securities, mismanagement and breach of fiduciary duty. National and WestAmerica may be liable for the unauthorized acts of its retail brokers and independent contractors if they fail to adequately supervise their conduct. As an underwriter, we may be subject to substantial potential liability under federal and state law and court decisions, including liability for material misstatements and omissions in prospectuses or otherwise with respect to securities offerings. We may be required to contribute to a settlement, defense costs or a final judgment in certain legal proceedings or arbitrations involving past underwriting and in actions that may arise in the future. National carries "Errors and Omissions" insurance to protect against certain large arbitrations, however, the policy is limited in items and amounts covered and there can be no assurance that it will cover a certain complaint. The adverse resolution of any legal proceedings involving us could have a material adverse effect on its business, financial condition, results of operations or cash flows.

YEAR 2000 COMPLIANCE

We define a system as Year 2000 compliant as one capable of correct identification, manipulation and calculation when processing data during the year change from December 31, 1999 to January 1, 2000. We are addressing the Year 2000 issue in the following two phases. In phase one, completed in October 1998, we prepared an inventory of all Information Technology ("IT") and non-IT systems, critical to operations. We tested all of its internal IT systems and concluded that not all systems are compliant under the above definition. We have determined the remedies necessary to achieve Year 2000 compliance. We have retained an outside consulting firm, Washington Web Site Services, which works on site and will continue working with us, at a minimum, until all IT systems are Year 2000 compliant. In phase two, we have begun replacing hardware chips, software and entire components in those systems deemed to be non-compliant. We expect to complete phase two by June 1999. As required by the NASD, National and WestAmerica will be completing a Year 2000 readiness report. As part of this report, we must engage our independent accounting firm to perform procedures and report on our process for addressing Year 2000 problems. These reports are to be filed by April 30, 1999.

The majority of National's and WestAmerica's trade processing information is handled through third party vendors. In the first quarter of fiscal 1999, National negotiated an agreement to change to BETA Systems, Inc. from its prior vendor. National has begun this conversion process and anticipates that this conversion will be completed and fully operational by April 1, 1999. As part of this agreement, BETA Systems, Inc. has represented to us that they will be Year 2000 compliant. Additionally, we have initiated formal communications with all other significant data processing and telecommunications vendors to determine the extent to which we are vulnerable to those third parties failure to remediate their own Year 2000 Issue. These vendors have represented to us that they will be compliant with the requirements of the Year 2000.

We have determined that material costs and resources will not be required to modify or replace portions of our hardware and software so that its computer systems will properly utilize dates beyond December 31, 1999. To date, we have spent approximately $50,000 and estimate we will spend less than $150,000 in total regarding the Year 2000 issue.

The costs of the project and the date on which we plan to complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, even if our systems and our significant vendors are compliant, the potential impact of the Year 2000 problem on the securities industry as a whole could be material, as virtually every aspect of the sales of securities and processing of transactions will be affected. Due to the size of the problem facing the securities industry and the interdependent nature of the business, we may be materially adversely affected by this issue.

CONSTRAINTS IMPOSED BY NET CAPITAL REQUIREMENTS

The Commission and various other securities exchanges and other regulatory bodies in the United States have rules with respect to net capital requirements that affect National and WestAmerica. These rules are designed to ensure that National and WestAmerica maintain adequate regulatory capital for their business activities. These rules require that a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Failure to maintain the required net capital may subject a firm to suspension or revocation of its registration by the Commission and suspension or expulsion by the NASD and other regulatory bodies, and ultimately may require its liquidation. Compliance by with Net Capital Requirement Rules could limit certain operations that require intensive use of capital, such as underwriting or trading activities. Advances, dividend payments and other equity withdrawals from National or WestAmerica are restricted by the regulations of the SEC, and other regulatory agencies. These regulatory restrictions may limit the amounts that these subsidiaries may dividend or advance to Olympic. In addition, a change in such Net Capital Requirement Rules or the imposition of new rules affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any large charge against net capital, could have similar adverse effects.

CURRENT OPERATING RESULTS

During the past four quarters we have reported losses resulting in an accumulated deficit and there is no assurance that we will become profitable. Our disappointing fourth quarter of the fiscal year 1998, was primarily attributed to large operating losses from a former subsidiary, large losses related to the sale of this subsidiary, the closure of two branch offices and the write-down and write-off of certain receivables. In the first quarter of the fiscal year 1999, we reduced overhead expenses and although, our revenue has decreased from the previous three quarters our loss in the first quarter of fiscal 1999 is substantially less than the previous three quarters. We anticipate that with increased revenues we will return to profitability; however, there can be no assurance that revenue will increase and profitability will be achieved. The tables show revenues, net income (loss) for the last three fiscal years and the last four quarters. As a result of the recent losses, we have an accumulated deficit of $2,488,000.

                                                                               Previous Four Quarters
               Fiscal Year ended September 25, 26 and 27,                  (Dollars in thousands) (unaudited)
                   respectively (Dollars in thousands)                 -----------------------------------------
                 --------------------------------------                1st Qtr    4th Qtr     3rd Qtr    2nd Qtr
                       1998       1997        1996                      FYE 99     FYE 98      FYE 98     FYE 98
                  ------------------------------------                 -----------------------------------------
Revenue              $45,694     $39,994     $34,899       Revenue     $8,161     $8,274      $11,846    $10,173
Net income (loss)    ($4,666)    $   101     $ 1,735       Net (loss)  ($261)     ($3,685)    ($  623)   ($  577)


                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares offered hereby nor will such proceeds be available for our use or benefit. We will receive proceeds of approximately $1,756,000 upon the exercise of warrants to acquire an aggregate of 403,113 shares of our common stock. Such proceeds will be used by us for reduction of debt and working capital.

                              SELLING STOCKHOLDERS

The following table sets forth the name of the selling stockholders, the total number of shares of our common stock beneficially owned by the selling stockholders as of the date of this prospectus and the number of shares, which may be offered pursuant to this prospectus. This information is based upon information provided by the selling stockholders.


                                                             Number of shares          Percentage of common
                                  Number of                 beneficially owned       stock beneficially owned
                                    Shares                     prior to the            after the offering is
Name                              being sold                    offering(1)                 completed(2)
----------------                -------------               -------------------        ----------------------
Casull Arms Corporation (3)         40,000                         40,000                      2.53%

Sugar Friedberg & Felsenthal (4)    10,000                         10,000                        -

D'Ancona & Pflaum LLC (4)           20,000                         20,000                      1.26%

FAI General Insurance
   Company Limited (5)              80,325                         80,325                      4.83%

Geller & Friend Capital
                 Partners (6)       16,538                         16,538                      1.04%

Merryl H. Tisch, Custodian (7)      78,750                         78,750                      4.74%

LVE, LLC (8)                       157,500                        157,500                      9.06%


(1) The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose.

(2) Percent of total shares of our common stock outstanding as of March 10, 1999.

(3) They received these shares under a settlement agreement dated February 9, 1999. This agreement settled a lawsuit brought against National in September 1997 by Casull alleging breach of contract and other torts.

(4) They are a law firm that represents us in various matters. The shares were issued in payment of balances owed for past services rendered.

(5) The 33,075 shares of our common stock beneficially owned by FAI being registered hereunder represents shares issuable upon the exercise of a vested five-year warrant to purchase 33,075 shares of our common stock, which was issued on May 31, 1997, in connection with a financing. The 47,250 shares of our common stock beneficially owned by FAI being registered hereunder represents shares issuable upon the exercise of a vested five-year warrant to purchase 47,250 shares of our common stock, which was issued on November 17, 1997, in connection with a financing.

(6) The 16,538 shares of our common stock beneficially owned by Geller & Friend Capital Partners being registered hereunder represents shares issuable upon the exercise of a vested five-year warrant to purchase 16,538 shares of our common stock, which was issued on July 21, 1997.

(7) The 26,250, 26,250 and 26,250 shares of our common stock beneficially owned by Merryl H. Tisch as custodian for Jessica S. Tisch, Benjamin J. Tisch and Samuel A. Tisch, respectively, which are being registered hereunder representing shares issuable upon the exercise of vested five-year warrants to purchase 26,250, 26,250 and 26,250 shares of our common stock, respectively, which were sold by us on November 17, 1997, in connection with a financing.

(8) The 157,500 shares of our common stock beneficially owned by LVE which is being registered hereunder represents shares issuable upon the exercise of a vested five-year warrant to purchase 157,500 shares of our common stock, which was issued on January 27, 1998, in connection with a financing.

It is unknown if, when or in what amounts the selling stockholders may offer shares for sale pursuant to this prospectus. Because the selling stockholders may offer all or some of the shares offered hereby, no estimate can be given as to the amount of shares offered hereby that they will continue to hold after this offering is considered complete. However, for purposes of this table above we have assumed that, after completion of the offering, they will have sold all of their shares offered hereby.

                              PLAN OF DISTRIBUTION

The distribution of the shares by the selling stockholders may be effected from time to time in one or more transactions (which may involve block transactions), in specific offerings, exchange distributions and/or secondary distributions, negotiated transactions, in settlement of short sales of common stock or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices by the selling stockholders, their pledges, donees, transferees or distributees, or respective successors in interest. Such transactions may be effected on the over-the-counter market or privately. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders for whom they may act as an agent. Without limiting the generality of the foregoing, such brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for other or as principals for their own accounts and reselling such securities pursuant to this prospectus. The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate with such selling stockholders in the distribution of shares may be deemed to be underwriters and any commissions received or profits realized by them on the resale of the shares may be deemed to be underwriting discounts and commissions under the Securities Act of 1933 (the "Securities Act"). As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and the selling stockholders with respect to the offer or sale of the shares pursuant to this prospectus.

Under applicable rules and regulations of the Securities and Exchange Commission, any person engaged in the distribution of the shares may not bid for or purchase shares of our common stock during a period which commences one business day prior to such person's participation in the distribution, subject to certain exceptions, including passive market making activities.

At the time that any particular offering of shares is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of shares being offered, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Selling stockholders may also sell their shares pursuant to Rule 144 promulgated under the Securities Act. Each of the selling stockholders may from time to time pledge the shares owned by it to secure margin or other loans made to such selling stockholder. Thus, the person or entity receiving the pledge of any of the shares may sell them, in a foreclosure sale, or otherwise, in the same manner as described above for such selling stockholder. We will not receive any of the proceeds from any sale of the shares by the selling stockholders offered hereby. There can be no assurance that the selling stockholders will sell all or any of the shares offered hereby.

                                  LEGAL MATTERS

The validity of our common stock offered hereby and certain other legal matters have been passed upon for the us by Camhy Karlinsky & Stein LLP, New York, New York.

                                     EXPERTS

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended September 25, 1998 have been audited by the following independent public accountants, as indicated in their attached reports:

       Feldman Sherb Ehrlich & Co., P.C., for the Company's fiscal year ended September 25, 1998. Moss Adams LLP, for the Company's fiscal years ended September 26, 1997 and September 27, 1996.

These financial statements are included in this Prospectus and the Registration Statement in reliance upon the authority of the above firms as experts in accounting and auditing.

NEITHER US, NOR ANY OF THE SELLING STOCKHOLDERS HAS AUTHORIZED ANY DEALER, SALESMAN OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF ANY DEALER, SALESMAN OR OTHER PERSON GIVES INFORMATION OR MAKES REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON THEM.
THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND NEITHER US NOR ANY OF
THE SELLING STOCKHOLDERS ARE SOLICITING OFFERS TO BUY THEM. THESE SECURITIES WILL NOT BE SOLD IN ANY STATE WHERE THEIR OFFER OR SALE, OR SOLICITATIONS OF OFFERS TO BUY THEM, WOULD BE UNLAWFUL PRIOR TO THEIR REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE. INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT AS OF THE DATE OF THIS PROSPECTUS. EVEN IF YOU RECEIVE A COPY OF THIS PROSPECTUS, NEITHER US NOR ANY OF THE SELLING STOCKHOLDERS IS MAKING ANY REPRESENTATION ABOUT WHETHER THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AT ANY TIME AFTER THE DATE OF THIS PROSPECTUS.


                             TABLE OF CONTENTS


                                                                    PAGE
                                                                    ----
The Company                                                           4

Where You Can Find More Information                                   4

Incorporation by of Certain Documents by Reference                    5

Risk Factors                                                          5

Use of Proceeds                                                       9

Selling Stockholders                                                  9

Plan of Distribution                                                  10

Legal Matters                                                         11

Experts                                                               11


                                 403,113 SHARES



                                 OLYMPIC CASCADE
                              FINANCIAL CORPORATION



                                  COMMON STOCK







                                   PROSPECTUS








                                 MARCH 11, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the Company and the selling stockholders in connection with the sale of the Common Stock being registered. Except for the legal fees and expenses to be paid by the selling stockholders, all the fees and expenses set forth below will be paid by the Company. All the amounts shown are estimates except the registration fee.


SEC Registration Fee...................................... $    458.35
Accounting fees and expenses..............................    2,000.00
Legal fees and expenses to be paid by the Company.........    4,000.00
--------------------------------------------------------------------------------
        Total............................................. $  6,458.35
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our bylaws provide that we shall indemnify and advance the expenses of individual directors, officers, employees and agents against costs, judgments and other financial liability resulting from any action alleged to have been taken or omitted by such individual. The bylaws permit such indemnification if, among other things, the proposed indemnity acted in good faith with reasonable belief that the conduct was in, or at least not opposed to, the best interests of the Company, and in the case of a criminal proceeding, with a reasonable belief that the conduct was not unlawful. We have obtained insurance on behalf of any person who is or was a director, officer or employee or agent of the Company or is or was serving at the request of the Company as an officer, employee, or agent of another corporation, partnership, joint venture, trust other enterprise or employee benefit plan, against any liability arising out of that person's status as such, whether or not we would have the power to indemnify that person against such liability.

ITEM 16.  EXHIBITS


5.1         Opinion of Camhy Karlinsky & Stein LLP

23.1        Consent of Feldman Sherb Erhlich & Co., P.C.

23.2        Consent of Moss Adams LLP

23.3        Consent of Camhy Karlinsky & Stein LLP (contained in Exhibit 5.1)

24.1        Powers of Attorney (contained on signature page)


ITEM 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (s230.424(b) of this Chapter) if, in the aggregate changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering itself.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registration has been advised that in the opinion of the Commission, such is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy expressed in the Securities Act and will be governed by the final adjudication of such issue.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the lastest annual report to security holders that is incorporated by reference in the prospectus an furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

            For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 11th day of March, 1999.

OLYMPIC CASCADE FINANCIAL CORPORATION
Registrant

By: /s/ Steven A Rothstein
----------------------------                    Date: March 11, 1999
Steven A. Rothstein
Chairman, Chief Executive
Officer and President


By: /s/ Robert H. Daskal
----------------------------                    Date: March 11, 1999
Robert H. Daskal
Senior Vice President,
Chief Financial Officer,
Treasurer and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                        Capacity                           Date

                                 Chairman, Chief Executive          March 11, 1999
/s/ Steven A. Rothstein          Officer and President
Steven A. Rothstein

                                 Director and Vice                  March 11, 1999
/s/ Robert I. Kollack            Chairman
Robert I. Kollack

/s/ Gary A. Rosenberg            Director                           March 11, 1999
Gary A. Rosenberg

/s/ James C. Holcomb             Director                           March 11, 1999
James C. Holcomb, Jr.

/s/ D.S. Patel                   Director                           March 11, 1999
D.S. Patel
